Illumina Strengthens Leadership Position in Reproductive Health with Agreement to Acquire Verinata Health, Inc.
Verinata Developed and Markets Industry's Most Comprehensive Non-Invasive Test for Early Identification of Fetal Chromosomal Abnormalities
SAN DIEGO--(BUSINESS WIRE)--Jan. 7, 2013-- Illumina, Inc. (NASDAQ:ILMN) today announced that it has signed a definitive agreement to acquire Verinata Health, Inc., a leading provider of non-invasive tests for the early identification of fetal chromosomal abnormalities, for consideration of $350 million plus up to $100 million in milestone payments through 2015. Upon completion of the acquisition, Illumina will have access to Verinata's verifi® prenatal test, the broadest non-invasive prenatal test (NIPT) available today for high-risk pregnancies, and to the most comprehensive intellectual property portfolio in the non-invasive prenatal test industry. As non-invasive prenatal testing is one of the most rapidly growing areas utilizing next-generation sequencing, Illumina is uniquely positioned to be at the forefront of providing superior prenatal testing options.
"This agreement with Verinata demonstrates Illumina's commitment to developing innovative diagnostic solutions and providing our partners with the most advanced technologies for improved patient care," said Jay Flatley, President and CEO of Illumina. "Building on the recent acquisition of BlueGnome Ltd. and our expertise in next-generation sequencing, this announcement further establishes Illumina as a leader in reproductive health."
Available through a physician, the verifi test analyzes cell-free fetal DNA naturally found in a pregnant woman's blood to look for missing or extra copies of chromosomes (referred to as aneuploidies). Specifically, the test detects Down syndrome (trisomy 21 or T21), Edwards syndrome (trisomy 18 or T18) and Patau syndrome (trisomy 13 or T13). It is the first non-invasive prenatal test that offers the option to include evaluation of sex chromosome aneuploidies, such as Turner syndrome (Monosomy X), Triple X (XXX), Klinefelter syndrome (XXY) and Jacobs syndrome (XYY) - the most common fetal sex chromosome abnormalities.
Compared to other testing options, the verifi prenatal test provides more definitive information than risk score-based tests (traditional protein serum screens), which calculate probabilities, and does not carry the risk of complications that an invasive procedure, such as an amniocentesis, can have. The robust technology behind the verifi test leverages the power of massively parallel next-generation sequencing with a highly optimized algorithm to provide accurate aneuploidy detection, with the ability to look across the entire genome.
"Together, Illumina and Verinata are well-suited to drive the adoption of the non-invasive prenatal testing market. With approximately 500,000 high-risk pregnancies annually in the United States and an estimated four million pregnancies in total, there is a clear need for such tests," said Dr. Jeffrey Bird, Executive Chairman and CEO of Verinata Health. "Given the recent American College of Obstetrics and Gynecology (ACOG) and Society of Maternal and Fetal Medicine (SMFM) joint opinion that recommended cell-free DNA prenatal testing as a first or second trimester option for women at increased risk of aneuploidy, we believe more physicians will be adopting NIPT."
The verifi test will continue to be offered through Verinata's CLIA-certified and CAP-accredited laboratory, which will continue to act as a reference laboratory to gather some of the necessary clinical data for future regulatory submissions.
According to Greg Heath, SVP and General Manager of Illumina's Diagnostics business, "The synergies between Verinata's and Illumina's capabilities, combined with the expertise in reproductive health gained from the acquisition of BlueGnome, enable Illumina to provide a compelling portfolio of offerings across the spectrum of reproductive health." He added, "We look forward to integrating Verinata into our organization and leveraging the combined knowledge and resources."
Based on ACOG and SMFM guidelines for high-risk pregnancies in the United States, the addressable NIPT market is estimated to be more than $600 million in 2013. The total domestic market is estimated to grow to 1.5 to 2 million tests performed annually within the next five years. Working with our partners in this space, Illumina expects to service a significant portion of that market. Including the impact of synergies, the transaction is expected to be approximately $0.20 dilutive to Illumina's non-GAAP earnings per share in 2013 before turning accretive beginning in 2014 and beyond. Fiscal year 2013 guidance, including the impact of this transaction, will be provided during the Company's fourth quarter and fiscal year 2012 earnings call. The transaction will be financed primarily with cash on hand and is expected to close after the satisfaction of customary regulatory approval.
Bank of America Merrill Lynch acted as financial advisor to Illumina, and Covington & Burling LLP acted as legal counsel.
About Illumina
Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for large-scale analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements we make regarding the expected impact of synergies and the transaction's effect on Illumina's non-GAAP earnings per share. Important factors that could cause actual results to differ materially from those in any forward-looking statements include challenges inherent in integrating Verinata with our existing operations and the other factors that are detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We do not intend to update any forward-looking statements after the date of this release.
Dilution calculated on non-GAAP basis
In estimating future dilution on a non-GAAP basis, Illumina excludes amortization expense related to acquired intangible assets, contingent compensation expense, acquisition related expense, non-cash interest expense associated with the company's convertible debt instruments that may be settled in cash, headquarter relocation expense, costs related to unsolicited tender offer for the company's stock and the double dilution associated with the accounting treatment of the company's 0.625% convertible senior notes outstanding and the corresponding call option overlay.

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